Exhibit 99.1

August 11, 2008	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS SECOND QUARTER 2008 RESULTS

•	Operating Revenues increase 5.5 percent to $589.4 million despite weather-related reductions in water volume sold

•	Net Income of $45.5 million or $0.28 per share

•	Annualized general rate increases granted of $19.2 million

VOORHEES, N.J., August 11, 2008 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the quarter ended June 30, 2008. For the quarter, the company reported operating revenues of $589.4 million, an increase of $30.6 million over the same period in 2007.

Net income in the second quarter was $45.5 million, or $0.28 per basic and diluted common share, compared with $49.2 million or $0.31 per basic and diluted common share, in the second quarter of 2007. The change in net income was driven primarily by higher operating and maintenance expenses. This included general compensation associated with the initial public offering (IPO) and employee expenses related to certain job reclassifications, resulting in a reduction of net income of $2.8 million, net of tax, or $0.02 per basic and diluted common share. It should be noted that the second quarter of 2007 included a gain on sale of property net of tax of $3.8 million, or $0.02 per basic and diluted common share.

“As we continued the process leading up to and through our planned divestiture, our results demonstrated our ability to consistently increase operating revenues to diminish the impact of increased operating costs,” said Don Correll, president and CEO of American Water. “Despite reduced consumption during the comparable period in 2007, the substantial increase in revenues is a result of our continued efforts to achieve an appropriate rate of return on our infrastructure investment.”

The increase in operating revenues of $30.6 million over the same period in 2007 was achieved despite unusually wet weather, mainly in the central region of the United States. For the company as a whole, total

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volume of water sold decreased 2.7 percent for the quarter ended June 30, 2008, to 97.2 billion gallons, from 99.9 billion gallons for the same period in 2007, resulting in an estimated reduction of $12.6 million in revenues, approximately $6 million in net income, or $0.04 per basic and diluted common share.

In the second quarter, the company received authorizations for additional annualized revenues from general rate cases of $19.2 million, which brings the total for the first half of the year to $47.2 million. The company also filed rate applications during the second quarter in the states of Pennsylvania, Arizona, West Virginia and New Mexico, requesting approximately $39.7 million in increased annualized revenues. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary. As of July 31, 2008, the company was awaiting final orders for two general rate cases filed prior to 2008, requesting $6.8 million in total additional annual revenues. In July 2008, the Illinois rate case was approved and the company received authorization to increase rates that will provide additional annualized revenues of $24.9 million.

“Beyond moving this company forward by making necessary investments to ensure service reliability, we also took steps to further enhance our performance,” added Correll. “Recently, we made changes to our management team to support our growth and continue driving operating efficiencies. With the appointment of Walter Lynch as president of regulated operations and John Young as president of American Water Services, we have helped to position the company to achieve its full potential.”

The company’s Non-regulated Businesses’ revenues increased by $11.6 million or 20.8 percent for the second quarter, compared to the same period in 2007. The net increase was primarily attributable to higher revenues in the Contract Operations Group related to existing design/build/operate contracts and the Homeowner Services Group.

Operating expenses in the second quarter increased to $446.7 million, compared to $407.2 million in the prior year period, an increase of $39.5 million over the prior year. The increase resulted primarily from increased expenses in the company’s Regulated Businesses, primarily related to customer service enhancement efforts. It also included $4.7 million from compensation expense relating to the IPO and job reclassifications. The Non-regulated Business segment’s increased expenses of $16.0 million correspond with its increased revenues.

Non-recurring Sarbanes-Oxley readiness and other IPO-related expenses totaled $6.0 million, compared with $11.5 million in the prior year period.

Net cash provided by operating activities increased approximately $5.1 million or 3.7 percent to $141.3 million, from $136.2 million in the prior year period.

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Cash outflows related to construction expenditures increased $99.1 million to approximately $237.50 million from $138.4 million in the prior year period, as a result of continued prudent investment in regulated utility plant projects.

During the three months ended June 30, 2008, capital resource requirements were met with internally generated cash, commercial paper issuance, the issuance of $200.0 million of private placement debt and a capital contribution of $245 million from RWE. The capital contribution received from RWE was in connection with the IPO.

Second Quarter 2008 Earnings Conference Call

The second quarter 2008 earnings conference call will take place on Tuesday, August 12, 2008, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through August 19, 2008, by dialing 800-475-6701 (U.S.) and 320-365-3844 (for international callers). The access code for replay is 955085. The online archive of the webcast will be available through September 11, 2008, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs nearly 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15.6 million people in 32 states and Ontario, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as weather conditions, patterns or events, including drought or abnormally high rainfall, changes in general economic, business and financial market conditions, changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies, the decisions of governmental and regulatory bodies, including decisions to raise or lower rates, the timeliness of regulatory commissions’ actions concerning rates, migration into or out of our service territories, our ability to obtain permits for expansion projects, changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations, our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business, our ability to manage the expansion of our business, our ability to control operating expenses and to achieve efficiencies in our

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operations, access to sufficient capital on satisfactory terms, fluctuations in interest rates, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, changes in our credit rating, changes in capital requirements, the incurrence of impairment charges, difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions, ability to retain and attract qualified employees, cost overruns relating to improvements or the expansion of our operations, and civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of American Water’s SEC filings, including, but not limited to, the company’s Form 424(b)(4) prospectuses filed April 24, 2008. We undertake no obligation to publicly update or revise any forward-looking statement.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating revenues	$589,369	$558,733	$1,096,184	$1,027,277

Operating expenses
Operation and maintenance	330,575	299,385	641,837	581,999
Depreciation and amortization	67,307	68,137	131,223	132,764
General taxes	49,629	45,940	101,694	93,819
Gain on sale of assets	(800)	(6,219)	(870)	(6,113)
Impairment charge	—	—	750,000	—

Total operating expenses, net	446,711	407,243	1,623,884	802,469

Operating income (loss)	142,658	151,490	(527,700)	224,808

Other income (deductions)
Interest, net	(70,066)	(70,763)	(140,034)	(142,970)
Allowance for other funds used during construction	3,387	1,511	5,928	3,169
Allowance for borrowed funds used during construction	1,725	419	3,093	1,512
Amortization of debt expense	(1,441)	(1,178)	(2,759)	(2,397)
Preferred dividends of subsidiaries	(56)	(56)	(113)	(113)
Other, net	(543)	1,210	663	2,783

Total other income (deductions)	(66,994)	(68,857)	(133,222)	(138,016)

Income (loss) from continuing operations before income taxes	75,664	82,633	(660,922)	86,792
Provision for income taxes	30,166	32,648	26,064	34,378

Income (loss) from continuing operations	45,498	49,985	(686,986)	52,414
Income (loss) from discontinued operations, net of tax	—	(807)	—	(551)

Net income (loss)	$45,498	$49,178	$(686,986)	$51,863

Basic earnings per common share (1):
Income (loss) from continuing operations	$0.28	$0.31	$(4.29)	$0.33

Income (loss) from discontinued operations, net of tax	$—	$(0.01)	$—	$—

Net income (loss)	$0.28	$0.31	$(4.29)	$0.33

Diluted earnings per common share (1):
Income (loss) from continuing operations	$0.28	$0.31	$(4.29)	$0.33

Income (loss) from discontinued operations, net of tax	$—	$(0.01)	$—	$—

Net income (loss)	$0.28	$0.31	$(4.29)	$0.32

Average common shares outstanding during the period:
Basic	159,932	160,000	159,966	160,000

Diluted	159,976	160,000	159,966	160,000

(1)	Amounts may not add due to rounding.

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information

In thousands

			(Unaudited) June 30, 2008	December 31, 2007

Current assets			$458,672	$430,354
Total property, plant and equipment			9,621,591	9,317,961
Total regulatory and other long-term assets			2,446,419	3,185,757

Total Assets			$12,526,682	$12,934,072

Current Liabilities			$741,239	$774,489
Long-term debt			4,720,593	4,699,133
Total regulatory and other long-term liabilities			2,090,908	2,095,449
Contributions in aid of construction			866,480	818,387
Preferred stock without mandatory redemption requirements			4,560	4,568
Common stockholders’ equity			4,102,902	4,542,046

Total Capitalization and Liabilities			$12,526,682	$12,934,072

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited number)
In thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total operating expenses, net	$446,711	$407,243	$1,623,884	$802,469
Less: Impairment charge	—	—	750,000	—

Total operating expenses excluding impairment charge	$446,711	$407,243	$873,884	$802,469

Net Income (Loss) Excluding Impairment Charge (A Non-GAAP, Unaudited number)
In thousands
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$45,498	$49,178	$(686,986)	$51,863
Add: Impairment charge	—	—	750,000	—

Net income excluding impairment charge before associated tax benefit	45,498	49,178	63,014	51,863
Less: Income tax benefit relating to impairment charge	—	—	11,525	—

Net income excluding impairment charge	$45,498	$49,178	$51,489	$51,863

Basic earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.28	$0.31	$0.32	$0.32

Diluted earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.28	$0.31	$0.32	$0.32

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